      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                 REGISTRATION NO. 333-40665

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington D.C. 20549

                                 -------------------

                                   AMENDMENT NO. 1
                                       FORM S-3
                  REGISTRATION STATEMENT UNDER  THE SECURITIES ACT OF 1933

                                 -------------------

                                  VYREX CORPORATION
                (Exact Name of Registrant as specified in its charter)

       NEVADA 88-0271109                                   88-0271109
(State or other jurisdiction of                           (IRS Employer
incorporation or organization)                       Identification Number)

                               2159 AVENIDA DE LA PLAYA
                              LA JOLLA, CALIFORNIA 92037
                       TEL (619) 454-4446 / FAX (619) 459-9522
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                                 -------------------

                         CORPORATION TRUST COMPANY OF NEVADA
              ONE EAST FIRST STREET, RENO, NEVADA 89501, (702) 688-3061 (Name, address and telephone number of agent for service)

                                 -------------------

                                      COPIES TO:
                                 FISHER THURBER, LLP
                                   DAVID A. FISHER
                                TIMOTHY J. FITZPATRICK
                                4225 EXECUTIVE SQUARE
                           LA JOLLA, CALIFORNIA 92037-1483
                       TEL (619) 535-9400 / FAX (619) 535-1616

                                 -------------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable after the Registration Statement has become effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                      Proposed Maximum   Proposed Maximum      Amount of
   Title of Each Class of                         Amount to be      Offering Price per        Aggregate       Registration
  Securities to be Registered                    Registered (1)            Share          Offering Price(2)       Fee
----------------------------------------------------------------------------------------------------------------------------
  Common Stock Underlying
  IPO Warrants(3)                                 1,057,097              $ 8.00             $8,456,776        $2,562.66
----------------------------------------------------------------------------------------------------------------------------
  Common Stock Underlying
  Private Warrants(4)                                82,604              $ 8.00             $  660,832        $  200.25
----------------------------------------------------------------------------------------------------------------------------
  Common Stock Underlying
  Convertible Debentures(5)                         282,329              $ 6.50             $1,835,836        $  556.31
----------------------------------------------------------------------------------------------------------------------------
  Common Stock Underlying
  Debenture Warrants(6)                              17,000              $ 8.38               $142,460        $   43.17
----------------------------------------------------------------------------------------------------------------------------
  Common Stock Underlying
  Underwriter's Purchase Options(7)                 100,000               $8.97               $897,000        $  271.82
----------------------------------------------------------------------------------------------------------------------------
  Common Stock Underlying
  Underwriter's Warrants(8)                         100,000              $10.89             $1,089,000        $  330.00
----------------------------------------------------------------------------------------------------------------------------
  Common Stock
  Placement Agent Shares(9)                           8,000               $6.50                $52,000        $   15.76
----------------------------------------------------------------------------------------------------------------------------
      Total . . . . . . . . . . . . . . . . . .    . . . . . .     . . . . . . . . . .    . . . . . . . . .   $3,979.97
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Act"), this Registration Statement covers such additional indeterminate number of shares of Common Stock and Warrants as may be issued by reason of adjustments in the number of shares of Common Stock and Warrants pursuant to anti-dilution provisions contained in the Warrants and Debentures. Because such additional shares of Common Stock and Warrants will, if issued, be issued for no additional consideration, no additional registration fee is required.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(3) Previously Registered Common Stock underlying previously registered and outstanding warrants issued pursuant to the Registration Statement on Form SB-2 (File No. 33-99880) filed by the registrant in connection with the initial public offering of its securities.

(4) Common Stock underlying outstanding warrants issued in private placements prior to or in connection with the registrant's initial public offering of its securities.

(5) Common Stock underlying convertible debentures issued by the registrant on November 6, 1997. The principal and interest due on the convertible debentures may be converted to Common Stock at a discount to the market price of the registrant's Common Stock on the date of conversion. The discount is determined by the holding period of the converting debenture holder. The amount to be registered is estimated to include the number of shares required to fulfill such conversion rights based upon potential fluctuations in such market prices. The proposed offering price of shares issued upon conversion of debentures is calculated on the basis of the closing price for the registrant's Common Stock as reported on The Nasdaq SmallCap Market on November 17, 1997 of $6.50 which date is within five business days prior to the date of filing of this Registration Statement.

(6) Common Stock underlying warrants issued to purchasers of convertible debentures of the registrant. The debenture warrants are not registered herein. The debenture warrants are exercisable over a three-year period commencing on the date of issuance at the lesser of: (i) $8.38 (125% of the market price of the registrant Common Stock on the date of issuance,) or
    (ii) 125% of the market price of the registrant Common Stock on the effective date of this Registration Statement. The proposed offering price assumes debenture warrants are exercised at a price of $8.38 (125% trading price of registrant's Common Stock on the date of issuance.

(7) Common Stock underlying non-transferable options issued to the underwriter of the initial public offering of the registrant's securities and certain of the underwriter's partners and employees. The underwriter's purchase options entitle the holders to purchase 100,000 units at $8.97 per Unit. The Common Stock and warrants included in the units underlying the underwriter's purchase options may only be purchased together. The underwriter's purchase options are exercisable over a four-year period ending March 26, 2001.

(8) Common Stock underlying warrants included in the units underlying unit purchase options issued to the underwriter of the initial public offering of the registrant's securities and certain of the underwriter's partners and employees. The underwriter's warrants are not registered herein. The underwriter's warrants are substantially identical to the warrants registered pursuant to the initial public offering of the registrant's securities except they may be exercised for $10.89 per share.

(9) Common Stock issued to the placement agent of certain convertible debentures issued by the registrant on November 6, 1997 in consideration of services rendered. The placement agent shares are being registered for resale by the holder. Proposed offering price of placement agent shares is calculated using an assumed $6.50 market price for Company's Common Stock.

                    Subject to completion dated January 14, 1998

PROSPECTUS
                               VYREX CORPORATION
            1,057,097 Previously Registered Shares of Common Stock
                   589,933 Shares of Common Stock Offered by
                       Certain Selling Security Holders

    This prospectus (the "Prospectus") relates to the public offering, which is not being underwritten, of 1,057,097 previously registered shares (the "IPO Warrant Shares") underlying outstanding warrants (the "IPO Warrants") included in the units (the "Units") offered pursuant to the initial public offering (the "Unit Offering") of the Common Stock, par value $0.001 per share (the "Common Stock"), of Vyrex Corporation, a Nevada corporation ("Vyrex" or the "Company"). This Prospectus also relates to the public offering, which is not being underwritten, and the resale by the holders of: (i) 100,000 shares of Common Stock included in the units underlying unit purchase options ("UPOs") issued to the underwriter of the Unit Offering and certain of its partners and employees (the "Underwriter's Shares"), (ii) 100,000 shares of Common Stock (the "Underwriter's Warrant Shares") underlying the warrants (the "Underwriter's Warrants") included in the units underlying the UPOs, and
(iii) 82,604 shares of Common Stock (the "Private Warrant Shares") underlying warrants issued prior to or in connection with the Unit Offering, ("Private Warrants"). The IPO Warrants, the UPOs, the Underwriter's Warrants and the Private Warrants are herein referred to as the "Existing Warrants". This Prospectus also relates to the Public Offering, which is not being underwritten, and the resale by the holders of an aggregate of 307,329 shares of Common Stock (collectively, the "New Shares"), consisting of (i) up to 282,329 shares of Common Stock (the "Debenture Shares") issuable upon conversion of certain outstanding debentures (the "Debentures"), (ii) up to 17,000 shares of Common Stock (the "Debenture Warrant Shares") issuable upon exercise of outstanding warrants to purchase Common Stock issued in connection with the issuance of the Debentures (the "Debenture Warrants"), and (iii) 8,000 shares of Common Stock (the "Placement Agent Shares") issued to the placement agent for the Company in connection with the issuance of the Debentures (the "Placement Agent"). The Company has the right to accelerate the expiration of the IPO Warrants following at least 30 days' prior notice provided the closing price of the Company's Common Stock on the Nasdaq Stock Market equals or exceeds $10.00 per share for 10 consecutive trading days ending within the 30 days prior to the date the notice of acceleration is given, and at such time as there is a current effective registration statement covering the IPO Warrant Shares. The Company has the right to accelerate the expiration of certain of the Private Warrants if the Common Stock of the Company publicly trades for $12.00 per share for 20 out of 30 consecutive trading days after certain notice requirements are met. The Existing Warrants and the Debenture Warrants are herein referred to as the "Warrants." The Company has the right to reduce the exercise price and/or extend the term of the Warrants. The IPO Warrant Shares, the Underwriter's Shares, the Underwriter's Warrant Shares, the Private Warrant Shares, the Debenture Shares, the Debenture Warrant Shares, and the Placement Agent Shares are collectively referred to as the "Securities."

                          CONTINUED ON FOLLOWING PAGE


       THE SECURITIES OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE
         OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE
          PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR
         ENTIRE INVESTMENT.  SEE "RISK FACTORS" STARTING ON PAGE ___.

                              -------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
             NOR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                               Underwriting                            Proceeds to
                                              Discounts and        Proceeds to            Selling
                     Price to Public (1)      Commissions (2)     Company(3)(4)      Shareholders(4)
--------------------------------------------------------------------------------------------------------
Per Share                  $8.00                   $0.00               $8.00               $8.00
--------------------------------------------------------------------------------------------------------
   TOTAL                  1,647,030                $0.00            $8,456,776         $4,663,464
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                                 NOTES ON FOLLOWING PAGE

               The date of this prospectus is January 14, 1998

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, based upon $6.50 per Share sale price of the Registrant's Common Stock as reported by Nasdaq on November 17, 1997.

(2) Excludes the Placement Agent Shares and commissions previously paid to the Placement Agent and underwriters upon issuance of the Existing Warrants, and the Debentures. This Prospectus also relates to the indeterminate number of shares of Common Stock which may be issued upon conversion of the Debentures on a date when market prices for the Common Stock may be lower than upon the date of this Prospectus.

(3) Before deducting expenses of the offering payable by the Company, estimated to be $35,000.

(4) Assumes (i) exercise of all IPO Warrants and sale by the Company of 1,057,097 underlying shares of Common Stock at an exercise price of the IPO Warrants of $8.00 per share, and (ii) exercise of all other outstanding warrants, and conversion of principal of $1,000,000 and all interest on outstanding Debentures and subsequent sale by Selling Security Holders of 582,933 received therefrom at average of exercise and conversion prices therefore of approximately $8.00 per share.



                           CONTINUED FROM COVER PAGE

    The Placement Agent Shares and, upon issuance, the New Shares, will be held by certain Debenture holders, warrant holders or stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Security Holders"). The Private Warrants, and the Placement Agent Shares, were received by certain Selling Security Holders in private placement transactions of the Company, and were issued pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 3(b) and 4(2) thereof. The Securities are being registered by the Company pursuant to registration covenants or registration rights agreements made to or existing with the holders thereof. See "Description of Securities" and "Plan of Distribution."

    The Securities other than the Placement Agent Shares which have been issued will be issued by the Company and are offered hereby to those parties holding the Warrants and the Debentures. The Securities may be offered for resale by the Selling Security Holders from time to time in transactions on The Nasdaq SmallCap Market tier of the Nasdaq Stock Market ("Nasdaq"), in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Securities may be sold by the Selling Security Holders through one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. The Selling Security Holders may effect such transactions by selling the Securities to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or the purchasers of the Securities from whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).
In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 promulgated under the Securities Act rather than pursuant to this Prospectus.

    The Company will not receive any of the proceeds from the sale of the New Shares or the Placement Agent Shares by the Selling Security Holders, although the Company will receive proceeds from the exercise of the Existing Warrants and the Debenture Warrants. The Company has agreed to bear certain expenses in connection with the registration and sale of the Securities being offered by certain of the Selling Security Holders and to indemnify certain Selling Security Holders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

    The Common Stock and IPO Warrants of the Company are traded on Nasdaq under the symbols "VYRX" and "VRYXW", respectively. On November 17, 1997, the last sale prices for the Common Stock and IPO Warrants as quoted on Nasdaq were $6.50 and $1.75, respectively.


    The Selling Security Holders and any broker-dealers or agents that participate with the Selling Security Holders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts received by them and any profits on the resale of the Selling Security Holders' shares, may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two (2) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Security Holders' will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, and Regulation M, in connection with transactions in the Securities during the effectiveness of the Registration Statement of which this Prospectus forms a part. All of the foregoing may affect the marketability of the Securities.


                             AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street NW, Judiciary Plaza, Washington, DC 20549, and at the Commission's regional offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's Web Site is located at http://www.sec.gov. The Common Stock of the Company is quoted on Nasdaq, and such material may also be inspected at the offices of Nasdaq Operations, 1735 "K" Street, NW, Washington, DC 20006.


    This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. Vyrex filed with the Commission a Registration Statement on Form SB-2 on December 1, 1995, as amended by Amendment No. 1, and Amendment No. 2, as filed with the Commission on February 20, 1996, and March 20, 1996, respectively (collectively, the "IPO Registration Statement"), pursuant to the Securities Act with respect to the Unit Offering. This Prospectus omits certain of the information set forth in the Registration Statement and the IPO Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the IPO Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement and the IPO Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. Each of the Registration Statement or the IPO Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

    Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                      DOCUMENTS INCORPORATED BY REFERENCE

    The Company regularly files documents with the Securities and Exchange Commission to comply with applicable government regulations, including the Form 10-QSB and Form 10-KSB. Vyrex will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be filed with the Securities and Exchange Commission (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to:

                             Vyrex Corporation
                             Attn: Steven J. Kemper
                             Chief Financial Officer
                             2159 Avenida de la Playa
                             La Jolla, California 92037
                             (619) 454-4446

    The following documents previously filed with the Commission, except as superseded or modified herein, are hereby incorporated by reference into this Prospectus:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.
         2. The Company's Amendment to its Annual Report on Form 10-K/A SB for the fiscal year ended December 31, 1996.
         3. The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.
         4.   The Company's definitive Form 14a (Proxy) dated May 9,
              1997.
         5.   The Company's 1934 Act Registration Statement on Form 8-A.
         6.   Certain exhibits from the Company's 1933 Act Filings.

    All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    No person is authorized in connection with any offering made hereby to give any information or make any representation not contained or incorporated by reference in this Prospectus, and any information not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

                           -------------------------

                          FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements. When included in this Prospectus, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Prospectus Summary," "Risk Factors" and elsewhere are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. For a discussion of certain of such risks, see "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                              PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF:
(i) THE EXISTING WARRANTS, (ii) ISSUANCE OF THE NEW SHARES, OR (iii) EXERCISE OF OTHER OUTSTANDING WARRANTS AND OPTIONS.


                                  THE COMPANY

    Vyrex Corporation is a research and development stage company seeking to discover and develop pharmaceuticals and nutraceuticals for the treatment and prevention of various disorders. The Company's current research programs are targeting respiratory, cardiovascular and neurodegenerative diseases, as well as AIDS, cancer and aging related conditions. Currently the Company's research is focused on antioxidant therapeutics, nutraceuticals and genomes/proteomics utilizing the Company's patented CD-Tagging-TM-method.

    The Company's pharmaceutical research focuses primarily on antioxidant compounds. The Company's lead compounds are Vantox-Registered Trademark- and Panavir-Registered Trademark-, and derivatives of Vantox-Registered Trademark- and Panavir-Registered Trademark- which are currently under development. Vantox-Registered Trademark- is an inhaled antioxidant. The Company believes inhaled antioxidants may have application in the treatment of asthma, acute respiratory distress syndrome, cystic fibrosis, smoke inhalation, oxygen toxicity and other areas. The Company is developing derivatives of Vantox-Registered Trademark- and Panavir-Registered Trademark-in an effort to improve bioavailability, delivery and potency and to address additional indications.

    The Company has entered into an Agreement to provide four initial nutritional supplement products to Retired Persons Services, Inc., which administers the American Association of Retired Persons Pharmacy Service.
The Company has initiated pilot production of these formulations. The formulations are designed to provide dietary support for the heart, prostate, bones and joints, and to address vitality and immunity concerns. The Company intends to formulate additional nutritional supplements, either internally or by licensing their use from other companies and individuals. The Company is also developing proprietary derivatives of various nutritional supplements (ProNutrients-TM-) and is also working to develop proprietary nutritional supplements which are incorporated into foods (Nutrafoods-TM-). The Company is discussing licensing and joint development of these proposed products with food and nutritional supplement companies, and exploring other potential channels for distribution.

    The Company's genomic and proteomic technology, CD-Tagging-TM-, is being developed to assist in pharmaceutical drug discovery efforts. The Company is currently working to optimize the various procedures used in CD-Tagging technology in an effort to accelerate its drug and nutraceutical development programs. The Company has entered into a collaboration agreement with The Immune Response Corporation regarding the use of CD-Tagging-TM- for spinal cord injury and other central nervous system trauma. The Company is also seeking licensing opportunities for CD-Tagging-TM-.


    VANTOX-Registered Trademark-, PANAVIR-Registered Trademark- and CD-TAGGING-TM- are Vyrex trademarks. The Company was incorporated on January 2, 1991, in the State of Nevada. The Company's offices are located at 2159 Avenida de la Playa, La Jolla, California, 92037, and its telephone number is
(619) 454-4446.

                                 THE OFFERING

SECURITIES OFFERED (1)(2) . . . . . . . . . . . . . . . . .    1,647,030 shares of Common Stock

COMMON STOCK OUTSTANDING PRIOR TO THIS OFFERING (3):. . . .    7,121,409

COMMON STOCK OUTSTANDING AFTER THIS OFFERING (4): . . . . .    8,768,439

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . .    The net proceeds of this offering will be used for research and development, working capital, acquisitions and general corporate purposes.  The amount of proceeds to be received by the Company could vary significantly based on market and
                                                               other factors. See "Use of Proceeds."

NASDAQ SYMBOLS
    Common Stock . . . . . . . . . . . . . . . . . . . . .     VYRX
    Warrants . . . . . . . . . . . . . . . . . . . . . . .     VYRXW

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . .     This offering involves a high degree of risk.  See "Risk
                                                               Factors."

  -----------------------------

(1) For a description of the voting and other rights of the Common Stock see "Description of Securities--Common Stock."

(2) Includes: (i) 1,057,097 shares of Common Stock issuable upon exercise of the IPO Warrants; (ii) 200,000 shares of Common Stock issuable upon exercise of the UPOs and the Underwriter's Warrants included therein;
(iii) 82,604 shares issuable upon exercise of the Private Warrants; (iv) up to 17,000 shares of Common Stock issuable upon conversion of the Debentures; (v) up to 282,329 shares of Common Stock issuable upon exercise of the Debenture Warrants; and (vi) 8,000 Placement Agent Shares.

(3) Does not include: (i) 2,875,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans of which options to acquire 1,531,709 shares have been granted as of the date of this Prospectus; (ii) 1,057,097 shares of Common Stock issuable upon exercise of the IPO Warrants; (iii) 200,000 shares of Common Stock issuable upon exercise of the UPOs and the Underwriter's Warrants included therein; (iv) 82,604 shares issuable upon exercise of the Private Warrants; (v) up to 282,329 shares of Common Stock issuable upon conversion of the Debentures; and (vi) up to 17,000 shares of Common Stock issuable upon exercise of the Debenture Warrants.

(4) Does not include 2,875,000 shares of Common Stock reserved for issuance under the Company's stock-based compensation plans of which options to acquire 1,531,709 shares have been granted as of the date of this Prospectus, and any shares which may be issued upon conversion of Additional Debentures as defined herein. See "Material Changes" and "Description of Securities."

                         SUMMARY FINANCIAL INFORMATION

The Summary Financial Information set forth below should be read in conjunction with the financial statements included in the materials incorporated by reference herein.


                                                                                                                      CUMULATIVE
                                                                                                                         FROM
                                         NINE MONTHS    NINE MONTHS                                                   INCEPTION
                                            ENDED         ENDED                                                        THROUGH
                                      SEPT. 30, 1997   SEPT. 30, 1996          YEAR ENDED DECEMBER 31,              SEPT. 30, 1997
                                      ---------------  --------------  -----------------------------------------   -----------------
                                         (unaudited)    (unaudited)       1996          1995           1994          (unaudited)
                                                                          ----          ----           ----
Operating Data:
Revenues . . . . . . . . . . . . .    $        --    $        --     $       --   $     10,000   $         --      $    310,000
                                      -----------    -----------     ----------   ------------   ------------      ------------

Operating expenses:. . . . . . . .
  Research and development              1,307,329        258,457        869,812        294,953        313,886         3,701,114
  Marketing & selling                     113,492             --             --             --             --           113,492
  General and administrative              931,353        645,044      1,127,270        221,649        154,611         2,928,901
                                      -----------    -----------     ----------   ------------   ------------      ------------

    Total operating expenses            2,352,174        903,501      1,997,082        516,602        468,497         6,743,507
                                      -----------    -----------     ----------   ------------   ------------      ------------

Loss from operations . . . . . . .     (2,352,174)      (903,501)    (1,997,082)      (506,602)      (468,497)       (6,433,507)
                                      -----------    -----------     ----------   ------------   ------------      ------------

Other income (expense):
    Interest income . . . . . . .         162,576        120,154        176,468          1,918            814           364,996
    Charge from issuance of
    stock options for arranging
    bridge financing. . . . . . .              --             --             --     (1,349,900)            --        (1,349,900)
                                      -----------    -----------     ----------   ------------   ------------      ------------

    Totals                                162,576        120,154        176,468     (1,347,982)           814          (984,904)
                                      -----------    -----------     ----------   ------------   ------------      ------------

Net loss . . . . . . . . . . . . .    $(2,189,598)     $(783,347)   $(1,820,614)   $(1,854,584)     $(467,683)      $(7,418,411)
                                      -----------    -----------     ----------   ------------   ------------      ------------
                                      -----------    -----------     ----------   ------------   ------------      ------------

Net loss per common share. . . . .         $(0.31)         $(.14)         $(.28)         $(.30)         $(.08)           $(1.22)
                                      -----------    -----------     ----------   ------------   ------------      ------------
                                      -----------    -----------     ----------   ------------   ------------      ------------

Weighted average common
and common equivalent
shares outstanding . . . . . . . .      7,121,246      5,486,925      6,514,324      6,137,020      6,137,020         6,076,851
                                      -----------    -----------     ----------   ------------   ------------      ------------
                                      -----------    -----------     ----------   ------------   ------------      ------------

                                                                          SEPTEMBER 30, 1997
                                                                      --------------------------

                                                                         ACTUAL     PRO FORMA(1)
                                                                      -----------  -------------
BALANCE SHEET DATA:
Cash, cash equivalents and short term investments . . . . . . .      $2,912,797    $ 3,860,297
Working capital . . . . . . . . . . . . . . . . . . . . . . . .       2,681,692      3,629,192
Total assets. . . . . . . . . . . . . . . . . . . . . . . . . .       3,239,151      4,525,651
Outstanding convertible debentures. . . . . . . . . . . . . . .              --      1,000,000
Stockholders' equity. . . . . . . . . . . . . . . . . . . . . .       2,928,649      3,215,149

(1) Pro forma reflects the issuance of $1,000,000 of Debentures, and Debenture Warrants to purchase 17,000 shares of Common Stock on November 6, 1997, and the Company's receipt of $947,500 in connection therewith. Excludes any proceeds (if any) that would be received by the Company from the sale of: (i) 1,057,097 shares of Common Stock upon the exercise of outstanding IPO Warrants, (ii) 82,604 shares of Common Stock upon the exercise of outstanding Private Warrants, (iii) 200,000 shares of Common Stock upon exercise of the UPOs and the Underwriter's Warrants included therein, and
    (iv) 17,000 shares of Common Stock upon exercise of outstanding Debenture Warrants. Also excludes the effect of the issuance of up to 282,329 shares of Common Stock upon the conversion of principal and interest due on outstanding Debentures.

                                     RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK BEING OFFERED HEREBY IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY ANY INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS/HER ENTIRE INVESTMENT. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO ALL OF THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

    EARLY STAGE OF DEVELOPMENT; ABSENCE OF PRODUCTS. The Company is in the development stage. It has not completed the development of any product and, accordingly, has not begun to generate revenues from operations. Most of the Company's proposed pharmaceutical products will require significant additional research and development, including in the majority of cases extensive preclinical and clinical testing, before the Company will be able to apply for FDA approval. There can be no assurance the Company's research and development efforts will be successful, that any of the Company's potential pharmaceutical products under development will prove to be safe and effective in clinical trials, that the Company will be able to obtain FDA approval for any of its proposed pharmaceutical products, that any such proposed pharmaceutical products can be manufactured at acceptable cost and with appropriate quality, or that any such proposed products, if they do receive regulatory approval, can be successfully marketed. The Company cannot predict when, if ever, it will begin to market any proposed pharmaceutical products which may not occur for a number of years. The Company is also developing nutraceutical products which the Company believes may be sold before any of its proposed pharmaceutical products will be sold. However, as of the date of this Prospectus no nutraceutical products have completed testing or been sold. There can be no assurance such products will complete testing, achieve consumer acceptance or generate any revenue. There can be no assurance that the Company can successfully complete the product development required to initiate its strategies with regard to nutraceutical products or to successfully market any nutraceutical product.

    NO OPERATING REVENUES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES. The Company has experienced significant operating losses since its inception in 1991. As of September 30, 1997 the Company had a deficit accumulated in the development stage of $7,418,411 (see the Summary Financial Information included herein). The Company expects to incur substantial additional operating losses over the next several years and expects cumulative losses to increase as the Company's research and development efforts and clinical trials expand. The Company has generated no revenues from operations. The development of the Company's proposed pharmaceutical products will require the commitment of substantial resources to prepare and submit applications to the FDA, and to conduct research, preclinical and clinical trials, and for both its proposed pharmaceutical and nutraceutical products the Company must either establish commercial scale manufacturing processes and facilities or contract for such manufacturing facilities, and to establish additional quality control, regulatory, marketing, sales and administrative capabilities. There can be no assurance the Company will be successful in these endeavors, especially in light of the high failure rate of development stage pharmaceutical and nutrition companies with limited resources. There can be no assurance the Company will not incur substantial and continuing net losses beyond the next several years or that the Company will ever reach profitability. Furthermore, there can be no assurance the Company will apply for or obtain regulatory approvals, enter into arrangements with third parties for product development and commercialization, or successfully market or license any products. To achieve profitable operations, the Company, alone or with others, must successfully identify, develop, manufacture and market its proprietary products or technologies. There can be no assurance the Company will be able to accomplish these tasks. Significant delays in any of these matters could materially adversely impact the Company.

    FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING.
Substantial expenditures will be required to enable the Company to conduct existing and planned product research and development, continue the FDA application process, including conducting preclinical studies and clinical trials, and to manufacture and market its proposed products including its proposed nutraceutical products. The Company will need to raise substantial additional funds to support its long-term proposed product development and commercialization programs including its nutraceutical product development programs. The Company has no established bank financing arrangements and it is not anticipated the Company will secure any bank financing in the foreseeable future. Therefore, it is likely the Company will need to seek additional financing through subsequent future public or private sales of its securities, including equity and debt securities. The Company may also seek funding for the development and marketing of its proposed products through strategic alliances and other arrangements with corporate partners. There can be no assurance such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to the Company, if at all. Any such additional financing may result in significant dilution to existing stockholders. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its potential product development and drug and nutraceutical discovery programs, halt operations, or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, potential product candidates or potential products the Company would not otherwise relinquish. The Company's future cash requirements will be affected by results of research and development, preclinical studies and clinical trials, nutraceuticals product development and marketing costs, relationships with corporate partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the regulatory approval process and other factors.

    INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE. The Company is engaged in rapidly evolving and highly competitive fields and competition is expected to increase. There are many companies, including large pharmaceutical, chemical, and vitamin and nutrition supplement companies, engaged in developing, manufacturing and marketing products similar to those proposed to be developed by the Company, many of which have established a significant presence in the markets which the Company's proposed products are designed to address. Virtually all of these companies have substantially greater capital resources, research and development staffs, facilities and experience in obtaining regulatory approvals, as well as in the manufacturing, marketing and distribution of products, than the Company. There can be no assurance the Company's competitors will not succeed in developing technologies and products that are more effective and less costly than any potential products under research and development by the Company or which could render the Company's proposed products or technology obsolete.

    DEPENDENCE UPON KEY PERSONNEL. The Company's success in developing marketable products and achieving a competitive position will depend, in large part, on its ability to attract and retain qualified scientific and management personnel and in particular, to retain Dr. Sheldon S. Hendler. The proprietary technology which has been transferred to the Company was primarily developed by Dr. Hendler. The Company does not currently maintain life insurance on this individual. Dr. Hendler is the largest stockholder in the Company. The loss of Dr. Hendler or other scientists and management personnel would likely have a material adverse impact on the business and operations of the Company. The Company will also need to hire additional management, administrative and scientific personnel in the future to meet its plans. Competition for such personnel is intense, and no assurance can be given that the Company will be able to hire and/or retain satisfactory personnel. The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical trials, government approvals, nutraceutical product development, manufacturing and marketing are expected to place increased demands on the Company's resources. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could have a material adverse effect on the Company's prospects for success. In addition, the Company relies on consultants and advisors to assist the Company from time to time in reviewing its research and development strategy. All of the Company's consultants and advisors are employed by employers other than the Company, and may have commitments to or consulting or advisory contracts with other entities that may affect their ability to contribute to the Company.

    RELIANCE ON COLLABORATIVE PARTNERS. The Company has relied in the past on certain established companies interested in its technology to fund a portion of its research and development expenses. In March of 1997 the Company entered into a collaboration with The Immune Response Corporation to utilize the Company's CD-Tagging-TM- technology, along with other technologies, to discover small molecules to develop therapies for spinal cord and other central nervous system traumas. The Company is utilizing laboratory facilities and services at The Immune Response Corporation. The Company has entered into a License Agreement with Pollufil, S.A. for testing, development and commercialization of certain uses of the Company's potential Vantox-Registered Trademark- product. The Company has also entered into license agreements with Dr. Jarvik regarding the Company's CD-Tagging-TM- technology and with American Qualex

International Inc. for manufacture and marketing of certain research supplies. The Company anticipates that it may need to enter into collaborative arrangements with certain parties to further its development of nutraceutical products. To date the Company has not entered into any collaborative agreements with regard to the development of its proposed nutraceuticals, although it has entered into an agreement regarding the marketing of four nutritional supplement products.

    There can be no assurance the Company will be able to negotiate acceptable collaborative arrangements in the future, or that any collaborative arrangements will be successful. In addition, there can be no assurance the Company's collaborative partners will not pursue alternative technologies or develop alternative compounds either on their own or in collaboration with others, including the Company's competitors, as a means of developing treatments for the diseases targeted by the collaborative programs.

    PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend in large part on its ability to obtain patent protection for its proposed products, both in the United States and other countries. The patent position of biotechnology and pharmaceutical companies is highly uncertain and involves complex legal and factual questions. There is no consistent policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents. The Company currently has nine (includes CD-Tagging-TM-) patents issued, and one patent allowed in the United States, and six patent applications pending in the United States. There have been foreign counterparts of certain of these applications filed in other countries on behalf of the Company. The Company intends to file additional applications as appropriate for patents covering both its proposed products and processes. There can be no assurance patents will issue from any of the pending applications, or for patents that have issued or may be issued, the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance any patents issued to the Company will not be challenged, invalidated or circumvented, or the rights granted thereunder will provide proprietary protection to the Company. In addition, any patents obtained by the Company will be of limited duration. All United States patents issuing from patent applications applied for June 8, 1995 or thereafter will have a term of 20 years from the date of filing. All United States patents in force before June 8, 1995 will have a term of the longer of: (1) 17 years from the date of issuance; or (2) 20 years from the date of filing. All United States patents issuing from patent applications applied for before June 8, 1995 will have a term of the longer of (1) 17 years from the date of issuance; or (2) 20 years from the date of filing. The commercial success of the Company will also depend in part on the Company's neither infringing patents issued to competitors nor breaching the technology licenses upon which the Company's proposed products might be based.

    It may become necessary for the Company to obtain licenses of potential products or other proprietary rights or trade secrets of other parties.
Failure by the Company to obtain such licenses may have a material adverse impact on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of others' proprietary rights. In addition, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions which could result in substantial costs to the Company.

    The Company also attempts to protect its proprietary technology and processes by seeking to obtain confidentiality agreements with its contractors, consultants, employees, potential collaborative partners, licensees, licensors and others. There can be no assurance these agreements will adequately protect the Company, that these agreements will not be breached, or the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. In addition the Company does not generally require its principal scientific advisors to enter into confidentiality agreements, and to the extent there is collaboration between any of the scientific advisors and the Company, the aspects of such collaboration will not necessarily remain the trade secrets of the Company. This approach could increase the risk to the Company that it may not be able to protect its proprietary information.

    There can be no assurance others will not independently develop similar or more advanced technologies or design around aspects of the Company's technology which may be patented, or duplicate the Company's trade secrets. In some cases, the Company may rely on trade secrets to protect its innovations. There can be no assurance trade secrets will be established, or secrecy obligations will be honored, or that others will not independently develop similar or superior technology. To the extent consultants, key employees or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company.

    GOVERNMENTAL REGULATION AND UNCERTAINTY OF PRODUCT APPROVALS. The production and marketing of the Company's proposed products are subject to strict regulation by federal and state governmental authorities in the United States and in foreign countries where such potential products may be produced and marketed. In the United States, the FDA regulates, where applicable, development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, record keeping and reporting requirements for human and animal drugs, medical devices, biologies, cosmetics and food additives. Most, if not all, of the Company's proposed products, including its proposed Panavir-Registered Trademark-, Vantox-Registered Trademark-, and other products may require FDA clearance prior to marketing. The Federal Environmental Protection Agency ("EPA") has regulations covering certain areas for some of the Company's proposed products. Comparable state and local agencies may have similar regulations. The FDA and EPA regulatory approval processes may take a number of years and both FDA and EPA regulatory approval may require the expenditure of substantial resources. The processing, formulation, packaging, labeling and advertising of the Company's proposed nutraceutical products is subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the state and localities in which the Company's nutraceutical products may be sold, including without limitation the California Department of Health and Human Services, Food and Drug branch. The Nutrition Labeling and Education Act and the Dietary Supplement Act provide regulations which require that vitamin, mineral and dietary supplements labels have to provide the same basic nutritional information found on the labels on most conventional foods. The regulations also require that health claims made for vitamins, minerals and dietary supplements be scientifically valid, and mandate nutrition information found on the label to state the nutrition content per serving. Compliance with these regulations could adversely affect the Company's operations and its financial condition. There can be no assurance the production and marketing of the Company's proposed products or other potential products which may be developed by the Company in the future, if any, will satisfy then current requirements of the FDA, EPA, FTC, or comparable state, local and foreign authorities. Delays in receiving or failure to receive governmental approvals may have a material adverse impact on the Company. In addition, there can be no assurance that government regulations applicable to the Company or its proposed products or the interpretation thereof will not change and thereby prevent the Company from marketing some or all of its potential products for a period of time or permanently, or otherwise materially and adversely affect the Company. Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which the drug may be marketed. Even if such regulatory approval is obtained, a marketed drug, its manufacturer and the facilities in which the drug is manufactured are subject to continual review and periodic inspections. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the potential product from the market, product seizures, a halt in operation and other materially adverse consequences. The Company is unable to predict the extent of adverse governmental regulation which might arise from future federal, state or foreign legislative or administrative action, or the extent of the impact of such legislative changes on the business of the Company.

    DEBT SERVICE AND PENALTIES.   The Company has $1,000,000 of Debentures
outstanding and is contractually committed to issue additional Debentures or other debt instruments. Such instruments generally require the payment of interest as long as the Debentures are outstanding and the payment of principal upon maturity of the Debentures, or under certain conditions, upon demand. At maturity the payment of principal and interest on the Debentures may be made in Common Stock of the Company, provided certain conditions are met. The Debentures are convertible only under certain conditions and if such conditions are not met the Company could be required to repay the principal and all interest due on the Debentures in cash. If cash to repay the Debentures was not available the holders of the Debentures could force the Company into bankruptcy or take other measures which could materially adversely impact the Company. In order to convert the Debentures into Common Stock: (i) there must be an effective registration statement covering the Debenture Shares and Debenture Warrant Shares, (ii) the Company must currently be listed on the Nasdaq SmallCap or other exchange, (iii) the Company must not have certain legal action pending against it, and (iv) must meet other conditions. Additionally, the Company cannot convert the Debentures into Common Stock if such conversion would result in the issuance of 20% or more of the then outstanding Common Stock of the Company.

    The purchasers of the Debentures have agreed to purchase an additional $3,000,000 of Debentures in multiple tranches during the 21 months following the effective date of the Registration Statement. The Company is subject to monetary penalties in the event it does not issue such additional Debentures.

    The Debentures contain penalties which could be detrimental to the Company if required to be paid could materially adversely affect the Company and its financial condition. The Company is subject to a penalty of $100 per day per $10,000 of outstanding Debentures if the Registration Statement is not effective by January 20, 1998.

    DILUTIVE AND OTHER ADVERSE EFFECTS OF OUTSTANDING OPTIONS AND WARRANTS. Under the terms of the Existing Warrants, options issued under the Company's stock option plan and other outstanding options and warrants, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interests of the other stockholders. The terms on which the Company may obtain additional financing may be adversely affected by the existence of such options and warrants. The holders of the warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by the warrants. In addition, holders of certain Common Stock of the Company have registration rights, and the exercise of such rights may involve substantial expense to the Company.

    POSSIBLE DEPRESSIVE EFFECT ON PRICE OF SECURITIES OF FUTURE SALES OF
COMMON STOCK. Actual sales or the prospect of sales of Common Stock under Rule 144 or otherwise in the future may depress the prices of the Company's securities or any market that may develop, and also make it difficult to sell the Company's securities purchased by investors herein. There are options outstanding both pursuant to the Company's Stock Option Plan and options not pursuant to any plan which are exercisable for up to 1,531,709 shares of Common Stock. The vast majority of all of these options and warrants are currently exercisable. Exercise of any of these warrants or options would result in additional dilution to the purchaser of the shares offered herein, and exercise of any significant amount of these options or warrants will result in substantial additional dilution. Resale of shares acquired upon the exercise of these options may depress the prices of the Company's securities or make them more difficult to sell by the investors herein. The sale or availability for sale of substantial amounts of Common Stock in the public market after this offering could adversely affect the prevailing market prices of the Company's securities and could impair the Company's ability to raise additional capital through the sale of its equity securities.

    POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK. The Company's Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any series of preferred stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could further be used by the Board as a device to prevent a change in control favorable to the Company. Holders of preferred stock to be issued in the future may have the right to receive dividends and certain preferences in liquidation and conversion rights. The issuance of such preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their Common Stock or IPO Warrants and adversely affect the voting and other rights of the holder of the Common Stock, or depress the market price of the Common Stock or IPO Warrants.

    POSSIBLE VOLATILITY OF STOCK PRICE. The market prices for securities of emerging and development stage companies such as Vyrex have historically been highly volatile. Future announcements concerning the Company or its competitors, including the results of testing, technological innovations or new commercial products, government regulations, developments concerning proprietary rights, litigation or public concern as to safety of potential products developed by the Company or others, may have a significant impact on the market price of the Company's securities.

    CONTROL BY PRESENT STOCKHOLDERS; POSSIBLE DEPRESSIVE EFFECT ON THE COMPANY'S SECURITIES. The current officers and directors of the Company will be able to elect all of the Company's directors and otherwise control the Company's operations. This concentration of ownership by the Company's officers and directors may discourage potential purchasers from seeking control of the Company through the purchase of Common Stock, and this possibility could have a depressive effect on the price of the Company's securities.

    In addition, Dr. Sheldon S. Hendler, Chairman of the Board and Chief Executive Officer of the Company owns approximately 43% of the outstanding Common Stock of the Company. As a result thereof, Dr. Hendler alone may control or exert overwhelming influence over the Company's operations.

    ANTI-TAKEOVER PROVISIONS - LIMITATION ON VOTING RIGHTS. The Company's Articles of Incorporation and Bylaws contain provisions that may make it more difficult to acquire control of the Company by means of tender offer, over-the-counter purchases, a proxy fight, or otherwise. The Articles of Incorporation also include provisions restricting stockholder voting rights. The Company's Articles of Incorporation include a provision that requires that any action required by the stockholders may not be affected by a written consent, and that special meetings of the stockholders may only be called by the Board of Directors. This provision makes it difficult for stockholders to pass any resolution not supported by the Board of Directors except at a regularly called meeting. The Company's Articles of Incorporation provide for a staggered term of the Board of Directors, thus eliminating the ability to elect all of the directors in any one year. This provision may make the implementation of a change in management a process requiring more than one year even if supported by a majority of the stockholders. The Company's Articles of Incorporation provide directors may only be removed for cause and a vote of 70% of the shareholders. Certain provisions of the Articles of Incorporation may only be amended by a vote of 70% of the stockholders. As a result of the number of shares currently owned by management, this provision may for some time have the effect of indirectly eliminating any possibility stockholders could pass a resolution unless approved by management, in connection with any question submitted or required to be submitted to a vote of the stockholders. The Company's Articles of Incorporation also require that stockholders give advance notice to the Company of any directorship nominations or other business to be brought by the stockholders at any stockholder's meeting. This provision makes it more difficult for stockholders to nominate candidates for the Board of Directors who are not supported by management. In addition, the Articles of Incorporation require advance notice for stockholder proposals to be brought before the annual meeting. The requirements include that the notice must specify certain information regarding the stockholder and the meeting. This provision to implement stockholder proposals makes it more difficult even if a
majority of stockholders are in support thereof.   The Company is also subject
to certain provisions of California law if more than 50% of its outstanding securities are held of record by persons with addresses in California, and if more than 50% of its property, payroll and sales are from California. These provisions of California law will control the operations of the Company with respect to certain of the anti-takeover provisions discussed herein, until such time as either (i) the Company is listed on the New York or American Stock Exchange or the National Market System of Nasdaq, and it has 800 stockholders; or (ii) the Company no longer has either more than 50% of its outstanding securities held by persons with addresses in California, or less than 50% of its property, payroll and sales are in California. Each of these provisions may also have the effect of deterring hostile take-overs or delaying changes in control or management of the Company. In addition, the indemnification provisions of the Company's Bylaws and Articles of Incorporation may represent a conflict of interest with the stockholders since officers and directors may be indemnified prior to any judicial determinations as to their conduct.

    CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS. Holders of the IPO Warrants will only be able to exercise the IPO Warrants if:
(i) a current prospectus under the Securities Act relating to the securities underlying the IPO Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the IPO Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the securities underlying the IPO Warrants, there can be no assurance the Company will be able to do so. The IPO Warrants may have no value if a current prospectus, covering the securities issuable upon the exercise of the IPO Warrants, is not kept effective or if such securities are not qualified, or exempt from qualification, in the states in which the holders of the IPO Warrants reside.

    POSSIBLE ACCELERATION OF EXERCISE PERIOD OF IPO WARRANTS. The Company may, at its option, accelerate the expiration period of the IPO Warrants upon not less than 30 days' prior notice (the "Acceleration Notice") to the registered holder of the IPO Warrants, in the event that (i) there exists a current prospectus relating to the Common Stock issuable upon exercise of the IPO Warrants under an effective registration statement filed with the Commission, and qualified for sale or exempt from qualification under applicable state securities laws and (ii) the shares of Common Stock of the Company have had a closing "bid" price of not less than $10.00 per share for a period of ten consecutive trading days ending not more than ten calendar days immediately prior to the date of the Acceleration Notice.

Accordingly, an investor may be confronted with an investment decision to exercise, sell or lose his or her IPO Warrants at a time when the investor may not have the financial resources to exercise the IPO Warrants. See "Description of Securities."

    POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET AND POSSIBLE ILLIQUIDITY. While the Company's Common Stock and IPO Warrants are currently listed on the Nasdaq SmallCap Market, there can be no assurance the Company will meet the criteria for continued listing of its securities on the Nasdaq SmallCap Market. The continued listing criteria for the Nasdaq SmallCap Market generally include a minimum of $2,000,000 in net tangible assets, a market capitalization of $35 million or net income of $500,000 in less than two years, a minimum bid price for Common Stock of $1.00 per share, and 500,000 shares in the public float. In addition, the Common Stock must have at least two registered and active market makers, must be held by at least 300 holders and the market value of its public float must be at least $200,000. If an issuer does not meet the $1.00 minimum bid price requirement, it may, however, remain on the Nasdaq SmallCap Market if the market value of its public float is at least $1,000,000, and the issuer has net tangible assets of at least $2,000,000. If the Company is unable to meet the continued listing criteria of the Nasdaq SmallCap Market and is delisted therefrom, trading, if any, in the Common Stock and the IPO Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the "OTC Bulletin Board Service." As a result, an investor would likely find it more difficult to dispose of, or to obtain accurate quotations as to the value of, the Company's securities.


     Disclosures Relating to Low Priced stocks; Possible Restrictions on Resale of Low Price Stocks and on Broker-Dealer Sale; Possible Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Securities

     If the Company's securities were delisted from the NASDAQ SmallCap Market (see "Possible Delisting of Securities from the NASDAQ Stock Market and Possible Market Illiquidity" above), at a time when the Company had net tangible assets of $2,000,000 or less, further transactions in the Company's securities would become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, this Rule may affect the ability of broker-dealers to sell the Company's securities, and may affect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

     The Commission has adopted regulations which generally define a "penny stock" to be any non-NASDAQ equity security of a small company that has a market price (as therein defined) less than $5.00 per share, or with an exercise price of less than $5.00 per share subject to certain exceptions, and which is not traded on any exchange or quoted on NASDAQ. For any transaction by broker-dealers involving a penny stock (unless exempt), the rules require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on NASDAQ and have certain price and volume information provided on a current and continuing basis, or if the Company meets certain minimum net tangible asset requirements, or average revenue criteria. There can be no assurance the Company's securities will continue to qualify for exemption from these restrictions. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.


    LACK OF MARKETING EXPERIENCE; DEPENDENCE ON OUTSIDE PARTIES FOR MARKETING AND DISTRIBUTION; UNCERTAINTY OF MARKET ACCEPTANCE OF PROPOSED PRODUCTS. If successfully developed and approved by applicable regulatory agencies, the Company intends to market its proposed products currently under development through contractual arrangements with others such as joint venture, licensing or similar collaborative agreements or distribution agreements. This may result in a lack of control by the Company over some or all of the marketing and distribution of such potential products. There can be no assurance the Company will be able to enter into any marketing arrangements on terms acceptable to the Company or that any marketing efforts undertaken on behalf of the Company will be successful. The Company may, in the future, determine to directly market certain of its proposed products. The Company has limited marketing experience and significant additional capital expenditures and management resources would be required to develop a direct sales force. In the event the Company elects to engage in direct marketing activities, there can be no assurance the Company would be able to obtain the requisite funds or attract and retain the human resources necessary to successfully market any of its potential products.

    The Company's future growth and profitability will depend, in large part, on the success of its personnel and others conducting marketing efforts on behalf of the Company in fostering acceptance among the various markets of the use of the Company's potential products as an alternative to other available products or otherwise. The Company's success in marketing its potential products will be substantially dependent on educating its targeted markets as to the distinctive characteristics and perceived benefits of the Company's potential products. There can be no assurance that the Company's efforts or the efforts of others will be successful or that any of the Company's proposed products will be favorably accepted among the targeted markets.

    LACK OF MANUFACTURING CAPABILITY; DEPENDENCE ON OUTSIDE PARTIES FOR MANUFACTURING OF PROPOSED PRODUCTS. The Company has no manufacturing facilities or expertise, and does not intend to manufacture any potential product or products. The Company initially intends to enter into arrangements with others to manufacture all of its proposed products and has done so with respect to its nutraceutical products. The Company does not have any contracts or agreements obligating any party to manufacture any quantity of nutraceuticals for any price. Failure to secure such contracts or agreements could have a material adverse impact on the business and operations of the Company. There can be no assurance the Company will be able to enter into satisfactory arrangements for the manufacture of its proposed products with manufacturers whose facilities and procedures comply with FDA or other regulatory requirements, that the manufacturers will continue to comply with such standards, or that such manufacturers will be able to adequately supply the Company with its product needs. The Company's dependence on third parties for manufacturing may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis. The Company may in the future undertake to manufacture some or all of its proposed products directly. The Company has no experience with the manufacture of any of its proposed products under development. In the event the Company were to undertake to manufacture any of its proposed products, the Company would be required to finance considerable additional capital expenditures, attract and retain experienced personnel, develop a manufacturing capability, and comply with extensive government regulations with respect to its facilities, including among others, FDA manufacturing requirements. The Company would not be able to develop any reasonable manufacturing capability without obtaining significant capital in excess of the funds anticipated from this offering. There can be no assurance the Company would be able to successfully establish manufacturing operations.

    DEPENDENCE ON SUPPLIERS. The materials used in the Company's potential products are currently available only from a limited number of suppliers. The Company anticipates there will continue to be a limited number of suppliers for its proposed products. In the event the Company could not obtain adequate quantities of necessary materials from its existing suppliers, there can be no assurance the Company would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers costly and time-consuming. The Company does not have any contracts or agreements with any of its raw material suppliers for its proposed nutraceutical products to provide quantities of raw materials at specific prices. The Company believes there are numerous suppliers of its raw materials for its proposed nutraceutical products. There can be no assurance adequate suppliers will be available or that the lack of such contracts or agreements will not have a material adverse impact on the business and operations of the Company. The unavailability of adequate commercial quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of materials could have a material adverse effect on the Company's ability to manufacture and market its proposed products.

    PRODUCT LIABILITY; AVAILABILITY OF INSURANCE. The design, development and manufacture of the Company's proposed products involve an inherent risk of product liability claims and associated adverse publicity. The Company obtained clinical trial product liability insurance for its Panavir-Registered Trademark- Phase I human clinical trial and intends to obtain insurance for future clinical trials of Panavir-Registered Trademark-, Vantox-Registered Trademark-, and other potential products under development, and for potential product liability associated with the commercial sale of the Company's proposed products. There can be no assurance the Company will be able to obtain or maintain insurance for any of its clinical trials or proposed commercial products. Although the Company currently maintains liability insurance in connection with its Panavir-Registered Trademark- trials, there can be no assurance the coverage limits of the Company's insurance policies will be adequate. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. The Company will also be exposed to product liability claims in the event that, among other things, the use of its proposed nutraceutical products result in injury. The Company is required by the Retired Person's Services, Inc. agreement to have at least $1.0 million in insurance coverage for product liability on its proposed nutrition products. The Company intends to require the manufacturers of its nutraceutical products to add the Company as a named insured to their existing issuance policies. The Company has not yet received endorsements as named insured for any insurance policies. The Company also plans to seek additional coverage of its own. There can be no assurance the Company will be able to procure additional coverage or that existing or future coverage will be sufficient to cover potential liabilities. A successful claim brought against the Company in excess of the Company's insurance coverage would have a material adverse effect upon the Company.

    HAZARDOUS MATERIAL; ENVIRONMENTAL MATTERS. The Company, at present, contracts with outside vendors for manufacture of its proposed products. However, the Company's research and development processes at times involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. In addition, various of such materials, chemicals, viruses and compounds may be used by the Company in the future to the extent Vyrex undertakes to perform its own manufacturing. To the extent certain such materials, chemicals, viruses and compounds are or will be used by the Company, Vyrex will be subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of certain materials and waste products. Although the Company believes its safety procedures for handling and disposing of materials would comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. There can be no assurance the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that the operations, business or assets of the Company will not be affected adversely or materially by current or future environmental laws or regulations.

    HEALTH CARE REFORM. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental changes. Reforms under consideration may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. The Company anticipates Congress and certain state legislatures will continue to review and assess alternative health care delivery systems and payment methods and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company.

    UNCERTAINTY OF HEALTH CARE REIMBURSEMENT. Vyrex's ability to commercialize its proposed products successfully may depend in part on the extent to which reimbursement for the cost of such proposed products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payers are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance adequate third-party coverage will be available to enable Vyrex to maintain price levels sufficient to realize an appropriate return on its investment in product development.

    FORWARD-LOOKING STATEMENTS. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or documents incorporated by reference herein.

                                   USE OF PROCEEDS

    The net proceeds of this offering will be used to fund research and development, working capital and general corporate purposes including acquisitions. As of the date of this Prospectus, the Company has not targeted, and it is not in negotiations to complete any acquisition. The proceeds of this offering are subject to great variability due to market conditions. None of the shares underlying the Existing Warrants have an exercise price per share which is less than the market price per share of the Common Stock as of the date of this Prospectus. The current exercise prices range from $8.38 estimated for the Debenture Warrants to $10.89 for the UPO Warrants. The conversion price of a Debenture and the exercise price of the UPOs, and the Debenture Warrants may fluctuate based on the market price of the Common Stock. If the price of the Common Stock does not trade above the exercise price of a Warrant, there is no anticipated incentive for a Warrant holder to exercise. Even if the price of the Common Stock is above the exercise price of a Warrant, there is no event which can compel the holder to exercise the Warrant and purchase Common Stock. There can be no assurance any Warrant will be exercised and the Company will receive any proceeds therefrom.

    The shares underlying any Additional Debentures (as defined herein) and any proceeds therefrom are subject to the Company completing the sale of Debentures which is subject to several conditions, and may not occur. There can be no assurance any Additional Debentures will be issued and the Company will receive any proceeds therefrom. See "Material Changes" and "Description of Securities-Debentures."

    The Company's expenditures are anticipated to exceed the proceeds it receives from the sale of the Securities, and the Company will likely require additional capital from the sale of additional debt or equity securities in order to continue its research and development activities.

    The foregoing represents the Company's best estimate of the allocation of the net proceeds of this offering. This estimate is based on certain assumptions, including, but not limited to, the exercise of all Warrants and the Company's receipt of the exercise price therefrom, and the conversion of all Debentures, and the reduction of indebtedness resulting therefrom. There can be no assurance either of these events will occur or the Company will receive any proceeds to allocate, or if there are such proceeds, will be allocated as set forth herein. Future events, including the problems, delays, expenses, difficulties and complications frequently encountered by development stage companies as well as changes in economic, regulatory or competitive conditions or the Company's planned business and the success or lack thereof or of the Company's research, development and testing activities or marketing and distribution efforts or inability to obtain regulatory approvals as anticipated, may make shifts in the allocation of funds and curtailment of certain planned expenditures necessary or desirable. Any such shifts will be at the discretion of the Company. There is no assurance the Company's estimates will prove to be accurate, that new technologies will not be undertaken which will require considerable additional expenditures, that unforeseen expense will not occur or the Company will successfully develop and commercialize any of its technologies or that additional funds can be obtained.

                                   MATERIAL CHANGES

    On November 6, 1997, the Company entered into two securities purchase agreements (the "Debenture Agreements") with two investors (the "Debenture Holders") and pursuant thereto, the Company issued each Debenture Holder a Debenture in the amount of $500,000 (the "Initial Debenture"). Each Initial Debenture is a 6% interest accruing and deferred convertible debenture due November 15, 2000. The Initial Debentures are convertible at the election of the holder at any time commencing upon the earlier to occur of (i) the effective date of this Registration Statement, or (ii) 60 days following the date of issuance, at a conversion price equal to the lesser of:

    (i) 130% of the average closing bid price of the Common Stock on the five consecutive trading days preceding the initial issuance date of the Debenture ("Market Price"); or
    (ii)   (a)    beginning on the 60th day after the issuance date and ending on the 90th day after the issuance date the conversion rate shall be 84% of the Market Price;
           (b)    beginning on the 91st day after the issuance date and ending on the 120th day after the issuance date the conversion rate shall be 82% of the Market Price;
           (c)    beginning on the 121st day after the issuance date and ending on the maturity date the conversion rate shall be 80% of the Market Price.

    No more than 33% of the principal amount of the Initial Debentures may be convertible during any thirty (30) calendar day period. The entire unpaid balance and all accrued interest outstanding on the maturity date automatically converts into Common Stock in accordance with the foregoing Conversion Rate.

    In connection with the issuance of the Initial Debentures, the Company issued Debenture Warrants to the Debenture Holders, each exercisable for 8,500 shares of Common Stock. The Debenture Warrants have a term of three years and an exercise price per share of the lesser of: (i) $8.38 (125% of the per share Market Price on the date of issuance) or (ii) 125% of the per share Market Price on the effective date of the Registration Statement.

    Pursuant to the Debenture Agreements, the Debenture Holders have each agreed to purchase an additional $1,500,000 of Debentures ("Additional Debentures") in multiple tranches during the 21 months following the effective date of the Registration Statement.

    Each tranche will be between $100,000 and $225,000. Each tranche may be completed at the election of the Company subject to the existence of certain conditions. Each Additional Debenture shall be substantially similar to the Initial Debentures but shall have a term of 18 months and be convertible into Common Stock at 86% of the Market Price on the date of issuance.

    In connection with each Additional Debenture, the Company shall issue the purchaser a Debenture Warrant to purchase Common Stock at a rate of one warrant to purchase 1,700 shares of Common Stock for each $100,000 of Additional Debentures purchased.

    The Debenture Holders were also granted a five-day right of first refusal to purchase any additional debt or equity securities which the Company proposes to issue in any private placement transaction during the 18 months following the date of the Initial Debentures.

    In connection with the execution of the Debenture Agreements and the issuance of the Initial Debentures the Company issued the Placement Agent 8,000 Placement Agent Shares and paid the Placement Agent a cash commission equal to five percent of the amount of the Initial Debentures. In addition, the Company agreed to pay the Placement Agent five percent of the amount of all Additional Debentures issued.

    The Company provided the Debenture Holders and the Placement Agent with certain registration rights, for the shares underlying the Initial Debentures, the Debenture Warrants, the Placement Agent Shares, and the shares underlying any Additional Debentures. Pursuant to the Debenture Agreements the Company must elect to require the Debenture Holders to purchase an aggregate of no less than $1,325,000 in Additional Debentures or the Company must provide each of the Debenture Holders a warrant to purchase an additional 10,000 shares of Common Stock.

                              DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

    COMMON STOCK. As of September 30, 1997, the Company had 7,121,409 shares of Common Stock issued and outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as set forth below under the heading of "Application of Pseudo-Foreign Corporation Statute of California," the holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable. See "Plan of Distribution."

    PREFERRED STOCK. The preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board in resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Preferred Stock. It is to be expected that the holders of any series of Preferred Stock, when and if issued, will have priority claims to dividends and to any distributions upon liquidation of the Company, and that they may have other preferences over the holders of the Common stock.

    The Board may issue series of Preferred Stock without action of the stockholders of the Company. Accordingly, the issuance of Preferred Stock may adversely affect the rights of the holder of the Common Stock. In addition, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Preferred Stock may dilute the voting power of holder of Common Stock (such as by issuing Preferred Stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders best interest. The Company has no current plans to issue any of the Preferred Stock.

    IPO WARRANTS. The Company issued 1,057,097 IPO Warrants as part of the Units issued in the Unit Offering. The IPO Warrants are traded on Nasdaq under the symbol "VYRXW". Each IPO Warrant entitles the holder, upon payment of the exercise price of $8.00, to purchase one share of Common Stock. The IPO Warrants are exercisable at any time, through March 21, 1998, subject to certain terms and conditions.

    The Company may, at its option, accelerate the expiration period of the IPO Warrants upon not less than 30 days prior notice to the registered holders of the IPO Warrants, in the event that: (i) there exists a current prospectus relating to the IPO Warrant Shares under an effective registration statement filed with the Securities and Exchange Commission and the issuance of the IPO Warrant Shares have been qualified for sale or exempt from qualification under applicable state securities laws; and (ii) the shares of Common Stock of the Company have had a closing bid price of not less then $10.00 for a period of ten consecutive trading days ending not more than ten calendar days immediately prior to the date of the notice. Holders of IPO Warrants will automatically forfeit their rights to purchase the IPO Warrant Shares unless the IPO Warrants are exercised before the close of business on the business day immediately prior to the final date set for exercise. All of the outstanding IPO Warrants may be affected. A notice of any acceleration of the final exercise date is required to be mailed to each of the registered holders of the IPO Warrants by first class mail, postage prepaid, 30 days before the date fixed for acceleration of the final exercise date, and is required to be published in the Wall Street Journal and at least one other newspaper of general circulation in San Diego and New York City. The notice of acceleration of the final exercise date is required to specify the date fixed for exercise, the place where the IPO Warrant certificates shall be delivered and that the right to exercise the IPO Warrants shall terminate at 5:00 p.m. (Los Angeles time) on the final exercise date.

    The IPO Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the final exercise date (as explained above) at the offices of the Company's warrant agent, ChaseMellon Shareholder Services (the "Warrant Agent"), with the "Subscription Form" on the reverse side of the certificate(s) completed and executed as indicated and accompanied by payment (in the form of certified or cashier's check payable to the order of the Company) of the full exercise price for the number of IPO Warrants being exercised.

    The holders of the IPO Warrants will not have any of the rights or privileges of stockholders of the Company (except to the extent they own Company Stock of the Company) prior to the exercise of the IPO Warrants. The exercise price of the IPO Warrants and the number of IPO Warrant Shares are subject to adjustment upon the occurrence of certain events such as stock splits, stock dividends or the like, as set forth in the IPO Warrant Agreement.

    In the event of a capital reorganization of the Company, reclassification of the Common Stock or a consolidation or merger of the Company with or into, or a disposition of substantially all of the Company's properties and assets to, any other corporation, the IPO Warrants then outstanding will thereafter be exercisable into the kind and amount of shares of stock or other securities or property (including cash) to which the holders thereof would have been entitled if they had exercised such IPO Warrants and received IPO Warrant Shares immediately prior to such reorganization, reclassification, consolidation, merger or disposition, consistent with the requirements for exercise set forth in the IPO Warrant Agreement.

    For the life of the IPO Warrants, the IPO Warrant holders have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the IPO Warrant Shares, with a resulting dilution in the interest of the Company's stockholders by reason of exercise of IPO Warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the IPO Warrants may be adversely affected as a result of the IPO Warrants being outstanding. The IPO Warrant holders may be expected to exercise their IPO Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the IPO Warrants.

    For a holder to exercise the IPO Warrants there must be a current registration statement in effect with the Securities and Exchange Commission and registration or qualification with, or approval from, various state securities agencies with respect IPO Warrant Shares. The Company has agreed to use its best efforts to cause a registration statement with respect to such securities under the Securities Act to continue to be effective during the term of the IPO Warrants and to take such other actions under the laws of various states as may be required to cause the sale of IPO Warrant Shares to be lawful. However, the Company will not be required to honor the exercise of IPO Warrants if, in the opinion of the Company's Board of Directors upon advice of counsel, the sale of securities upon exercise would be unlawful.

    The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. A holder of the IPO Warrants will not possess any voting or any other rights as a stockholder of the Company unless he or she exercises the IPO Warrants.

    The IPO Warrant exercise price was arbitrarily determined by negotiation between the Company and the underwriter of the Unit Offering. The Company may reduce the exercise price of the IPO Warrants or extend the warrant expiration date upon notice to IPO Warrant holders. The foregoing is merely a summary of the rights and privileges of the holders of IPO Warrants, and is qualified in its entirety by reference to the IPO Warrant Agreement between the Company and the Warrant Agent which is incorporated herein by reference.

    PRIVATE WARRANTS. As of the date of this prospectus, the Company has Private Warrants outstanding to purchase 82,604 shares of Common Stock issued in conjunction with previous financing transactions and for services rendered.

    The Private Warrants are exercisable for three years from the date of issuance, and the last one to expire will expire on May 6, 1998. The exercise price of the Private Warrants is $ 8.00 per share, subject to adjustment in the event of stock splits, stock dividends and similar events. If at any time the Common Stock of the Company trades on Nasdaq for $12 per share for 20 out of 30 consecutive trading days, the Company has the right to accelerate the three year exercise period for these warrants by providing ten days prior written notice to the Private Warrant holder, granting the Private Warrant holder 45 days after the last day of the 30 day trading period to exercise the Private Warrant. The Company must have an effective registration statement covering all of the Private Warrant Shares before it can provide notice to shorten the exercise period. The Company must also use its best efforts to keep the registration statement effective for a minimum period of six months after the termination of the shortened exercise period. The holders of the Private Warrants are entitled to certain "piggy back" registration rights with respect to the Private Warrant Shares. See "Registration Rights."

    UNDERWRITER'S PURCHASE OPTIONS--UNDERWRITER'S SHARES AND UNDERWRITER'S WARRANTS. As of the date of this prospectus, the Company has outstanding UPOs to purchase 100,000 units composed of one Underwriter Share and one Underwriter's Warrant which the UPOs were issued in conjunction with the Unit Offering on March 21, 1996 may be at an exercise price of $8.97. The UPOs expire on March 26, 2001. Each unit issuable upon exercise of the UPOs consists of one share of Common Stock and an Underwriter's Warrant. The Underwriter's Warrants are exercisable at any time until March 21, 1998. The holder of the UPOs has the right, for a period ending March 21, 2002, to include the securities issuable upon exercise of the UPOs as part of certain other registered offerings of securities commenced by the Company, and for a period lasting until March 21, 2001 to request the Company register the underlying securities. Upon receipt of such a request, the Company must use its best efforts to file a registration statement registering the securities underlying the UPOs. The number of units covered by the UPOs and the exercise price were adjusted on the date of issuance of the Debentures and are subject to further adjustment upon the subdivision, combination or reclassification of the Common Stock, or certain mergers and consolidations.

    It may be expected the UPOs will be exercised only if it is advantageous to the holders thereof. Therefore, for the life of the UPOs, the holder is given, at a nominal cost, the opportunity to profit from a rise in the market price for the Common Stock, which may adversely affect the terms upon which the Company will obtain additional capital during that to obtain any needed capital on terms more favorable than those provided for by the UPO.

    DEBENTURES. The Company has issued $1,000,000 Initial Debentures due November 15, 2000 and pursuant to the Debenture Agreements may issue $3,000,000 of Additional Debentures. The Initial Debentures are convertible into Common Stock of the Company upon the earlier to occur of: (i) January 5, 1998 (60 days from the date of Issuance); or (ii) the effective date of the Registration Statement. The Initial Debentures are convertible into Common Stock at a conversion price for each share of Common Stock equal to the lesser of subsections (i) or (ii) below:

    (i) 130% of the average closing bid price of the Common Stock on the five consecutive trading days preceding the initial issuance date of the Debenture; or
    (ii)   (a)    beginning on the 60th day after the issuance date and ending on the 90th day after the issuance date the conversion rate shall be 84% of the Market Price;
           (b)    beginning on the 91st day after the issuance date and ending on the 120th day after the issuance date the conversion rate shall be 82% of the Market Price;
           (c)    beginning on the 121st day after the issuance date and ending on the maturity date the conversion rate shall be 80% of the Market Price.

    Notwithstanding the foregoing, no more than 33% of the principal amount of the Initial Debentures may be converted into Common Stock during any thirty
(30) calendar day period. The entire unpaid balance and accrued interest outstanding on the maturity date shall automatically convert into Common Stock in accordance with the this conversion rate. The $3,000,000 balance of Additional Debentures, if issued, will be convertible into Common Stock at a conversion price for each share of Common Stock equal to 86% of the Market Price on the date of conversion. Principal and interest on Additional Debentures may be converted into Common Stock at the election of the holder without limitation, and shall be converted into Common Stock on the maturity date.

    DEBENTURE WARRANTS. As of the date of this prospectus, the Company has issued Debenture Warrants to purchase 17,000 shares of Common Stock, the Debenture Warrants were issued in conjunction with the issuance of the Initial Debentures. Debenture Agreements call for Debenture Warrants to be issued to purchase 17,000 shares of Common Stock for each $1,000,000 of Additional Debentures issued. The Debenture Warrants are exercisable for a period of three years from the date of issuance and are exercisable at a price equal to the lessor of: (i) $8.38 (125% of the Market Price of the Company'' Common Stock on the date of issuance), or (ii) 125% of the Market Price of the Common Stock on the Effective Date.

    REGISTRATION RIGHTS. The holders of the Private Warrants are entitled to certain rights with respect to the registration of Shares under the Securities Act, pursuant to agreements among such holders and the Company (the "Private Warrant Registration Rights Agreements"). Under the terms of the Private Warrant Registration Rights Agreements, and subject to certain limitations therein, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, the holders of the Private Warrants are entitled to notice of such registration and are entitled to include the Private Warrant Shares therein. These rights are subject to certain conditions and limitations, including in certain circumstances the right of the underwriters of an offering and/or the Company to limit the number of shares included in such registration or exclude all shares.

    The holders of the UPOs also have the right for a period ending March 21, 2002, to include the securities issuable upon exercise of the UPOs as part of certain other registered offerings of securities commenced by the Company, or for a period of ending March 21, 2001, to request the Company register the securities underlying the UPOs. Upon receipt of such a request, the Company has agreed to use its best efforts to file a registration statement registering the Underwriter's Shares and the Underwriter's Warrant Shares underlying the UPOs.

    In connection with the issuance of the Debentures, the Company is required to file a registration statement covering the Debenture Shares, the Debenture Warrant Shares, and the Placement Agent Shares with the Securities and Exchange Commission by December 6, 1997. The Company is further required to use its best efforts to have the Registration Statement declared effective by January 20, 1998. Failure to file the Registration Statement by December 6, 1997, or to have it declared effective by January 20, 1998, will result in the Company having to pay significant monetary damages computed on a daily basis until the Registration Statement is filed and effective. The Company is required to keep the registration statement effective, until the earlier of: (i) the date which is two years after the closing date, (ii) the date when all of the investors therein may sell all of their registrable securities under Rule 144, or (iii) the date when the Debenture Holders no longer hold any registrable securities.

    The Company has also agreed to file a Registration Statement to enable the holders to exercise the IPO Warrants issued in connection therewith. The Company has agreed to use its best efforts to keep the Registration Statement effective while the IPO Warrants are exercisable, and to qualify the underlying shares of Common Stock in the states in which the holders of the IPO Warrants reside.

NEVADA TAKEOVER LEGISLATION

    Sections 78.411-78.444 of the General Corporation law of Nevada ("Business Combination Statute"), is applicable to the Company since it has 200 or more stockholders. These provisions may make it more difficult to effect certain transactions between a corporation and a person or group who owns 10% or more of the corporation's outstanding voting stock, including rights to acquire stock, or a person who is an affiliate or associate of the corporation and who was the owner of 10% or more of such voting stock at any time within three years immediately prior to the date in question ("Interested Stockholder"). The Business Combination Statute prevents the following transactions between the corporation and the Interested Stockholder for three years following the date the stockholder became a 10% or more holder of the corporation's voting stock, unless certain conditions are met: (i) any merger or consolidation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the corporation's assets having a total market value equal to 10% or more of the total market value of all the assets of the corporation; or 5% or more of the total market value of all outstanding shares of the corporation or representing 10% or more of the earning power of the corporation; (iii) the issuance or transfer by the corporation of any shares of the corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to stockholders except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the corporation; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or under any agreement or arrangement or understanding, whether or not in writing, with, the Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares owned by the Interested Stockholder, and (vi) any receipt by the Interested Stockholder of the benefit, except proportionally as a stockholder of the corporation, of any loan or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

    The three year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the Board of Directors of the corporation prior to the date the stockholder became an Interested Stockholder.

APPLICATION OF PSEUDO-FOREIGN CORPORATION STATUE OF CALIFORNIA

    The Company is a Nevada corporation which is authorized to do business as foreign corporation in California. Under Section 2115 of the California General Corporation Law, certain foreign corporations (i.e., corporations not organized under California law) are placed in a special category (referred to in this discussion as pseudo-foreign corporation) if they have characteristics of ownership and operation which indicates they have significant contacts in California. So long as the Company is in this special category and does not qualify for one of the statutory exemptions, it is subject to a number of key provisions of the California General Corporations Law applicable to corporations incorporated in California.

    The Company is a pseudo-foreign corporation since more than 50% of the Company's shares are held by California residents, substantially all of its operations are in California, and no exemptions from this statute are currently applicable to the Company. Therefore, certain provisions of the California General Corporations Law, pursuant to Section 2115 thereof, will be applicable to the Company. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, classified boards of directors, standard of liability of directors, distributions, dividends and repurchases of shares, stockholder meetings, approval of certain corporate transactions, appraisal rights, and inspection of corporate records.

             CERTAIN ARTICLES OF INCORPORATION AND BYLAW PROVISIONS WITH
                            POSSIBLE ANTI-TAKEOVER EFFECTS

    The Company's Articles of Incorporation contain several provisions that may make the acquisition of control of the Company by means of tender offer, open market purchases, a proxy fight or otherwise more difficult. These provisions may also discourage transactions in which the stockholders might otherwise receive a premium for their shares over the current market prices, and may limit the ability of the stockholders to approve transactions that they may deem to be in their best interests. The Company is subject to certain provisions of California law as summarized above under "Application of Pseudo-Foreign Corporation Statute of California" until such time as either (i) it is listed on the New York or American Stock Exchange or on the National Market System of Nasdaq and has 800 stockholders, or (ii) it is no longer a pseudo-foreign corporation pursuant to California law. To the extent the provisions discussed below are inconsistent with California law, California law may control until it is no longer classified as a pseudo-foreign corporation. Set forth below is a description of certain provisions of the Company's Articles of Incorporation.

CLASSIFIED BOARD OF DIRECTORS

    The Articles of Incorporation divide the Board of Directors into three classes, with each class having a term of three years. Each such class is as nearly equal in number as possible. At each annual meeting of stockholders, commencing with the next annual meeting of stockholders, directors in Class I will be elected to succeed those directors of that class whose terms have expired, and each newly elected director will serve for a three-year term. At each subsequent regularly scheduled meeting of stockholders held to elect directors, the directors of the next succeeding Class shall be elected to a three year term. Currently Directors Gregory F. Gilbert and Carl M. Lewis are in Class I, Joyce M. Hendler and Nolan E. Penn are in Class II, and Sheldon S. Hendler and Dennis J. Carlo are in Class III.

    The Company believes a classified Board of Directors will help to assure the continuity and stability of the Company's Board of Directors and its business strategies and policies. The classified board provision could increase the likelihood that, in the event of a takeover of the Company, incumbent directors will retain their positions. In addition, the classified board provision will help ensure the Company's Board of Directors, if confronted with an unsolicited proposal from a third party who has acquired a block of the voting stock of the Company, will have sufficient time to review the proposal and appropriate alternatives, to seek the best available result for the Corporation.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    The Company's Articles of Incorporation provide that no action shall be taken by stockholders except at an annual or special meeting of stockholders. The Company's Articles of Incorporation also provide that special meetings of stockholders can only be held pursuant to a resolution approved by the Board of Directors, and not by the stockholders and only to consider such business as shall be provided in such resolution, or in the notice to stockholders of the special meeting.

STOCKHOLDER NOMINATION OF DIRECTORS

    The Company's Articles of Incorporation establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors or a committee thereof), of candidates for election as directors (the "Nomination Procedure"). Only persons who are nominated by the Board of Directors, a committee appointed by the Board of Directors or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, shall be eligible for election as directors of the Company. Except in limited circumstances, such written notice must be received at the Company's principal executive office not less than 60 days prior to the scheduled meeting, and must contain specified information as to the nominee and the stockholder making the nomination. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Nomination Procedure. Stockholders may be given relatively limited advance notice of the date of a stockholders meeting held to elect directors. In order to nominate a director at such a meeting the stockholder must promptly comply with the prior notice provisions, resulting in only a short period to prepare and submit a nomination. This is likely to result in it being more difficult for stockholders to nominate candidates to the Board of Directors who are not selected by management.

Although the Company's Articles of Incorporation do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of the directors or any other business properly bought by the Company stockholders before an annual or special meeting, this provision may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular meeting if the proper procedures are not followed, or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

STOCKHOLDER PROPOSALS AT STOCKHOLDER MEETINGS

    The Company's Articles of Incorporation establish an advance notice procedure for stockholder proposals brought before a regularly scheduled stockholders meeting. Except in very limited circumstances, to be timely, a stockholder's notice must be received at the Company's principal executive offices not less than 60 days prior to the scheduled meeting. The stockholder's notice must set forth in writing each matter the stockholder proposes to bring before the meeting, including a brief description and the reasons for conducting such business at the meeting, the names and addresses as they appear on the Company's books of the stockholder making the proposal, and any other stockholder known by the proponent to be supporting the proposal, the class and number of shares beneficially owned by the stockholder making the proposal and any other stockholder known to be supporting the proposal. This provision will preclude conducting business at a particular meeting if the proper notice procedures are not followed.

CERTAIN VOTING REQUIREMENTS

    The Company's Articles of Incorporation require the affirmative vote of 70% of the outstanding voting stock to approve or authorize an amendment to certain of the Articles of Incorporation. The Articles of Incorporation also provide that no director of the Company may be removed except for cause, and requires a vote of 70% of the outstanding shares to remove a director. The 70% voting requirement may have the effect of delaying, deferring or preventing a change of control of the Company.

TRANSFER AGENT AND WARRANT AGENT

    ChaseMellon Shareholder Services is the transfer agent for the Common Stock and warrant agent with respect to the Warrants.

                               SELLING SECURITY HOLDERS

    The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the Company's Private Warrant Shares, Underwriter's Shares, Underwriter's Warrant Shares, Debenture Shares, Debenture Warrant Shares, and Placement Agent Shares (collectively the "Resale Securities") registered herein by each Selling Security Holder named below. The shares of Common Stock are being registered to permit public secondary trading of the Resale Securities, and the Selling Security Holders may offer the Resale Securities for resale from time to time. Except as described below, none of the Selling Security Holders has had any position, office or other material relationship with the Company within the past three years. The following table assumes each Selling Security Holder sells all of the Resale Securities held by such Selling Security Holder in this offering. The Company is unable to determine the exact number of Resale Securities that will actually be sold.


    NAME                                           NUMBER            NUMBER
                                             BENEFICIALLY OWNED  OFFERED HEREBY

    Dr. Ghanshyam Patel(1) . . . . . . . . . .     5,000            5,000
    Sean Pickett(1). . . . . . . . . . . . . .     2,500            2,500
    Richard & Robin Alman(1) . . . . . . . . .     5,000            5,000
    William Chester(1) . . . . . . . . . . . .     2,500            2,500
    Allan Margolis(1). . . . . . . . . . . . .    10,000           10,000
    Allan & Ruth Zelcer(1) . . . . . . . . . .     5,000            5,000
    Eric & Florence Stein(1) . . . . . . . . .     2,500            2,500
    Samuel & Susan Smith(1). . . . . . . . . .     2,500            2,500
    Mark Block(1). . . . . . . . . . . . . . .     5,000            5,000
    Knight Family Holdings, Inc.(1). . . . . .     5,000            5,000
    Harry Smith(1) . . . . . . . . . . . . . .     2,500            2,500
    Mark McCarty(1). . . . . . . . . . . . . .     2,500            2,500
    Steven & Kimberly Silvers(1) . . . . . . .     2,500            2,500
    David Fisher(1)(2) . . . . . . . . . . . .     5,812            5,812
    Charter Financial Holdings LLC(1)(2) . . .    18,792           18,792
    Nancy Mauriello(1)(2). . . . . . . . . . .     1,500            1,500
    Merrill Cannon(1)(2) . . . . . . . . . . .     1,000            1,000
    Rachel Newhall(1)(2) . . . . . . . . . . .       500              500
    Karl Bishopric(3). . . . . . . . . . . . .     1,960            1,960
    Jesus Oguendo(3) . . . . . . . . . . . . .       600              600
    George Fisher(3) . . . . . . . . . . . . .       360              360
    Peter Howard(3). . . . . . . . . . . . . .    12,180           12,180
    Richard Davis(3) . . . . . . . . . . . . .     4,460            4,460
    James Grant(3) . . . . . . . . . . . . . .    24,460           24,460
    Joseph Smith(3). . . . . . . . . . . . . .     2,420            2,420
    Ray Martinez(3). . . . . . . . . . . . . .     2,000            2,000
    Ronald Stein (3) . . . . . . . . . . . . .     1,560            1,560
    William Fusselmann(3). . . . . . . . . . .    50,000           50,000
    First Equity Corporation of Florida(3) . .   100,000          100,000
    Endeavour Capital Fund SA(4) . . . . . . .   149,665          149,665
    Mabcrown, Inc.(4). . . . . . . . . . . . .   149,664          149,664
    Jesup & Lamont Securities Corporation(5) .     8,000            8,000
                                                 -------          -------
    Total. . . . . . . . . . . . . . . . . . .   542,433          542,433

--------------------------
(1) Represents the Private Warrant Shares issuable from time to time upon exercise of Private Warrants.
(2) Beneficially owned by a Partner, Associate or employee of Fisher Thurber LLP (securities counsel to the Company).
(3) Represents Underwriter's Shares and Underwriter's Warrant Shares issuable upon exercise of the UPOs and the Underwriter's Warrants included therein.
(4) Represents Debenture Shares which may be acquired upon conversion of outstanding Debentures and Debenture Warrant Shares issuable upon exercise of Debenture Warrants. Includes approximately 150% of the Debenture Shares which would be issued upon a conversion of all Debentures at a time market prices for Common Stock are the same as on the date of this Prospectus. The number of Debenture Shares owned and offered may vary based upon fluctuations in the market price of the Common Stock, stock dividends, stock splits and other similar circumstances. See "Description of Securities - Debentures and Debenture Warrants."
(5)  Represents Placement Agent Shares.

                                 PLAN OF DISTRIBUTION

     The Warrants may be exercised by surrendering properly endorsed certificates to the Company's Transfer Agent accompanied by payment in full of the exercise price for each share of Common Stock as to which the Warrants are being exercised and any applicable transfer or other taxes. Payment of the exercise price for the Warrants may be made by tendering cash or a cashier's check.

     The Debentures may be converted into Common Stock of the Company at the election of the holder by providing proper notice thereof and the Debenture to be converted in whole or in part to the Company's Transfer Agent.

     The Company must have on file a current registration statement with the Securities and Exchange Commission pertaining to the IPO Warrants in order for a holder to exercise them. The IPO Warrant Shares must also be registered or exempt for sale under the securities laws of the state in which the holder resides. The Company intends to use its best efforts to keep the Registration Statement incorporating this Prospectus current, but there can be no assurance such Registration Statement (or any other registration statement filed by the Company covering the Securities) can be kept current. In the event a Registration Statement including the IPO Warrant Shares is not kept current, or if the IPO Warrant Shares are not registered or exempt for sale in the state in which a holder resides, the IPO Warrants may be deprived of some or all of their value.

     The Company will not be required to pay a fee to any selling agent with respect to any exercise of the Warrants.

     The Common Stock offered by the Selling Security Holders are not being underwritten. The Selling Security Holders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Common Stock offered hereby may be sold by the Selling Security Holders from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Security Holders and any broker-dealers that act in connection with the sale of the Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales by the Selling Security Holders, although the Company will receive proceeds from the exercise of the Warrants, and will benefit indirectly by the reduction in Company debt resulting from the conversion of any Debentures. Sales of the Securities by the Selling Security Holders, or even the potential of such sales, could have an adverse effect on the market price of the Company's outstanding Common Stock and IPO Warrants.

     At the time a particular offer of Common Stock is made, except as herein contemplated, by or on behalf of a Selling Security Holder or the Company including following exercise of Warrants, to the extent required, a prospectus will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for Common Stock purchased from the Selling Security Holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the securities of the Company for a period of at least one, and possibly five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, Rule 101, 102 and 107, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Security Holders.


     The Private Warrants, Debentures, Debenture Warrants, and the Placement Agent Shares were originally issued to certain Selling Security Holders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 3(b) thereof including Rules 504 and 505 of Regulation D and Section 4(2) thereof including without limitation Rule 506 pursuant to Regulation D thereunder. The Company agreed to register the Private Warrant Shares, Debenture Shares, Debenture Warrant Shares and Placement Agent Shares under the Securities Act and to indemnify and hold such Selling Security Holders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by such Selling Security Holders of such Common Stock. In connection therewith the Company has agreed to pay all reasonable fees and expenses except for fees and expenses for counsel to the Selling Security Holders and any underwriting discounts and commissions.


                                    LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fisher Thurber LLP, 4225 Executive Square, Suite 1600, La Jolla, California 92037-1483. Partners, associates and employees of Fisher Thurber LLP hold various amounts of the Securities and other Securities of the Company. See "Selling Security Holders."


                                       EXPERTS

     The financial statements of the Company appearing in the Company's annual report (Form 10-K/A SB) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of the Company as of December 31, 1995, and for the year then ended, incorporated by reference in this Prospectus, have been audited by J.H. Cohn LLP, independent public accountants, as set forth in their report thereon which is also incorporated by reference in this Prospectus, and have been so included in reliance upon the report of such firm given the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the securities other than the securities to which it relates, or an offer or solicitation of an offer to buy any of the securities to which it relates, or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale make hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date hereof.


                                  ------------------

                                  TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . . .15
Certain Articles of Incorporation and Bylaw
Provisions with Possible Anti-Takeover Effects . . . . . . . . . . . . . . .20
Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . . . .22
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24


                                  ------------------


UNTIL _____ ___, _____, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                   [  VYREX LOGO  ]




                                      1,647,000
                                SHARES OF COMMON STOCK



                                     -----------

                                      PROSPECTUS

                                     -----------






                                  January __, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee and the National Association of Securities Dealers Automated Quotation Service (Nasdaq) fee.


       SEC Filing Fee . . . . . . . . . . . . . . . . . . .     $  3,979.97
                                                                  ----------

       Nasdaq Fee . . . . . . . . . . . . . . . . . . . . .     $  4,899.33
                                                                  ----------

       Blue Sky Fees and Expenses . . . . . . . . . . . . .     $  4,888.66
                                                                  ----------

       Printing and Engraving Expenses. . . . . . . . . . .     $  5,000.00
                                                                  ----------

       Accounting Fees and Expenses . . . . . . . . . . . .     $  5,000.00
                                                                  ----------

       Legal Fees and Expenses. . . . . . . . . . . . . . .     $ 10,000.00
                                                                  ----------

       Miscellaneous. . . . . . . . . . . . . . . . . . . .     $  1,232.04
                                                                  ----------

              Total (Estimated) . . . . . . . . . . . . . .     $ 35,000.00
                                                                  ----------

       * To be filed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The statutes, charter provisions, Bylaws, Indemnification Agreements, or other arrangements under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, are as follows:

    (a) Section 78.751 of the Nevada Corporation law provides for the indemnification of officers and directors of the Company against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

    (b) Article VII of the Bylaws of the Company provides that the Company shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was an agent of the Company, against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred in connection with such proceeding if the person acted in good faith, reasonably believing the acts to be in the best interest of the Company, and acted having no reason to believe the conduct unlawful. The Company shall advance the expenses reasonably expected to be incurred by such agent in defending any such proceeding upon receipt of the undertaking required by Nevada Corporation Code Section 78.751(5).

    (c) Article Twelve of the Company's Articles of Incorporation provides that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under Nevada law. Accordingly, a director will not be liable for monetary damages for breach of duty to the Company or its shareholders in any action brought by or in the right of the Company. However, a director remains liable to the extent required by law (i) for acts or omission that involve intentional misconduct or a knowing and culpable violation of law, and (ii) for the payment of distributions in violation of Nevada law. The effect of the provisions in the Articles of Incorporation is to eliminate the rights of the Company and its shareholder (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of duty as a director, including breaches resulting from negligent behavior in the context of transactions involving a change of control of the Company or otherwise, except in the situations described in clauses (i) and (ii) above. These provisions will not alter the liability of directors under federal securities laws.

    (d) Pursuant to Authorization provided under the Articles of Incorporation, the Company has entered into indemnification agreements with each of its directors and officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Nevada law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitles to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification. The Company's Bylaws contain a provision of similar effect relating to advancement or expenses to a director or officer, subject to an undertaking to repay if it is ultimately determined that indemnification is unavailable.

    (e) The Registrant currently maintains a director and officer insurance policy with policy limits of $5,000,000.


ITEM 16. EXHIBITS

EXHIBIT
NUMBER        DESCRIPTION
-------       -----------

4.1           Restated Articles of Incorporation.(1)

4.2           Registrants' Bylaws as amended to date.(1)

4.3 Form of Registration Rights Agreement between the Registrant and holders of the Debentures.(2)

4.4 Form of certificate for shares of Common Stock of the Registrant.(1)

4.5           Form of Underwriters Unit Purchase Option.(1)

4.6 Form of Warrant Agreement between the Registrant and ChaseMellon Shareholder Services, Inc.(1)

4.7 Form of Common Stock Purchase Warrant (Debenture Warrant) issued to holders of the Debentures.(2)

4.8 Form of Common Stock Purchase Warrant issued in 1994 and 1995 between the Registrant and the parties listed on the attached schedule.(1)

4.9           Form of 6% Convertible Debenture (Debentures).(2)

4.10          Form of Warrant certificate (IPO Warrants).(1)

4.11 Form of Securities Purchase Agreement dated November 6, 1997 between the Registrant and holders of the Debentures.(2)

5.1 Opinion of Fisher Thurber LLP regarding the legality of the securities being registered.(3)

10.1 License Agreement with American Qualex International, Inc., dated October 1, 1995(1)

10.2          License Agreement with Pollufil Trading S.A., dated as of
              October 1, 1995(1)

10.3          License Agreement with Dr. Jonathan W. Jarvik effective
              November 1, 1995(1)

10.4          The Company's 1993 Stock Option Plan(1)

10.5          Agreement with Retired Persons Services, Inc.(3)

23.1          Consent of Ernst & Young LLP, independent public accountants.(3)

23.2          Consent of J.H. Cohn LLP, independent public accountants.(3)

23.3          Consent of Fisher Thurber LLP (included in Exhibit 5.1).

24.1          Power of attorney.(2)

--------------------------

(1) Incorporated by reference to the Company's Registration Statement in Form SB-2 Registration No. 33-99880 filed on December 1, 1995, and as subsequently amended.
(2) Filed previously.
(3) Filed herewith.


ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any additional or changed material information on the plan of distribution.

    (2) That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes:

    (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

    (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has authorized this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on January 14, 1998.

Vyrex Corporation


By:  /s/ SHELDON S. HENDLER
   -------------------------------------------
   Sheldon S. Hendler, Chief Executive Officer





     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES



/s/ SHELDON S. HENDLER                        /s/ DENNIS J. CARLO
------------------------------------        ------------------------------------
Sheldon S. Hendler                          Dennis J. Carlo
Chief Executive Officer and Director        By: Sheldon S. Hendler
January 14, 1998                                Attorney-in-Fact
                                                January 14, 1998

/s/ CARL M. LEWIS                            /s/ NOLAN E. PENN
------------------------------------        ------------------------------------
Carl M. Lewis                               Nolan E. Penn
Executive Vice President, Secretary,        By: Sheldon S. Hendler
General Counsel and Director                    Attorney-in-Fact
January 14, 1998                                January 14, 1998

/s/ JOYCE M. HENDLER                         /s/ GREGORY F. GILBERT
------------------------------------        ------------------------------------
Joyce M. Hendler                            Gregory F. Gilbert
By: Sheldon S. Hendler                      By: Sheldon S. Hendler
    Attorney-in-Fact                            Attorney-in-Fact
    January 14, 1998                            January 14, 1998

/s/ STEVEN J. KEMPER
------------------------------------
Steven J. Kemper
Chief Financial Officer
January 14, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION


                                WASHINGTON, D.C. 20549



                                  ------------------


                                       EXHIBITS
                                          TO
                                    AMENDMENT NO. 1
                                          TO
                                       FORM S-3


                                REGISTRATION STATEMENT

                                        Under

                              THE SECURITIES ACT OF 1933


                                  ------------------




                                       VOLUME I


                                  VYREX CORPORATION
                  (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       VOLUME I

                    INDEX TO EXHIBITS TO AMENDMENT NO. 1 TO FORM S-3



EXHIBIT
NUMBER          DESCRIPTION
-------         -----------

  4.1           Restated Articles of Incorporation.(1)

  4.2           Registrants' Bylaws as amended to date.(1)

  4.3 Form of Registration Rights Agreement between the Registrant and holders of the Debentures.(2)

  4.4 Form of certificate for shares of Common Stock of the Registrant.(1)

  4.5           Form of Underwriters Unit Purchase Option.(1)

  4.6 Form of Warrant Agreement between the Registrant and ChaseMellon Shareholder Services, Inc.(1)

  4.7 Form of Common Stock Purchase Warrant (Debenture Warrant) issued to holders of the Debentures.(2)

  4.8 Form of Common Stock Purchase Warrant issued in 1994 and 1995 between the Registrant and the parties listed on the attached schedule.(1)

  4.9           Form of 6% Convertible Debenture (Debentures).(2)

  4.10          Form of Warrant certificate (IPO Warrants).(1)

  4.11 Form of Securities Purchase Agreement dated November 6, 1997 between the Registrant and holders of the Debentures.(2)

  5.1 Opinion Fisher Thurber LLP regarding the legality of the securities being registered.(3)

 10.1 License Agreement with American Qualex International, Inc., dated October 1, 1995(1)

 10.2           License Agreement with Pollufil Trading S.A., dated as of
                October 1, 1995(1)

 10.3           License Agreement with Dr. Jonathan W. Jarvik effective
                November 1, 1995(1)

 10.4           The Company's 1993 Stock Option Plan(1)

 10.5           Agreement with Retired Persons Services, Inc.(3)

 23.1 Consent of Ernst & Young LLP, independent public accountants.(3)

 23.2           Consent of J.H. Cohn LLP, independent public accountants.(3)

 23.3           Consent of Fisher Thurber LLP (included in Exhibit 5.1).

 24.1           Power of attorney.(2)


---------------------------

(1) Incorporated by reference to the Company's Registration Statement in Form SB-2 Registration No. 33-99880 filed on December 1, 1995, and as subsequently amended.
(2) Filed previously.
(3) Filed herewith.